Exhibit 99.1

SandRidge Energy, Inc. Announces Pricing of $750 Million Offering of Senior Notes

OKLAHOMA CITY, April 2, 2012 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) today announced the pricing of its private placement of $750 million of 8.125% Senior Notes due 2022. The notes were priced at 100% of par, resulting in a yield to maturity of 8.125%. The offering is expected to settle on April 17, 2012. Net proceeds from this offering will be used to finance the cash consideration of approximately $680 million payable in connection with the Company’s pending acquisition of Dynamic Offshore Resources, LLC and to pay related costs and expenses. Any remaining net proceeds are expected to be used for general corporate purposes. The closing of the offering is conditioned upon the concurrent closing of the Dynamic acquisition and is subject to customary closing conditions.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are based on assumptions and beliefs that we believe to be reasonable; however, assumed facts almost always vary from actual results and the differences between assumed facts and actual results can be material depending upon the circumstances. Our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany those statements. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” In addition, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this Statement.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515